Exhibit 1.1

As per Turkish law, the Turkish text of our Articles of Association shall prevail and the English translation below is provided for convenience only.

Hepsiburada Esas Sözleşmesi

Türkçe	İngilizce

MADDE 1: KURULUŞ

Aşağıda adları, uyrukları ve ikametgah adresleri yazılı kurucular arasında Türk Ticaret Kanunu'nun anonim şirketlerin ani suretle kurulmaları hakkındaki hükümleri uyarınca bir anonim şirket kurulmuştur.

a. DOĞAN ILETIŞIM ELEKTRONIK SERVIS HIZMETLERI A.Ş.(T.C.)

Hürriyet Medya Towers 34544 Güneşli/ ISTANBUL

b. Nilgün Pirinççioğlu Kireç (T.C)

Orhantepe Mah. Şehit Ahmet Güvenç Sk. No:4 Üsküdar /Istanbul

c. Oğuz Akın Işiten (T.C.)

Suadiye, Kuzu Sokak No:2/10 Abdibey Apt. Kadıköy/Istanbul

d. Kaan Mustafa Dönmez (T.C.)

Küçükbebek Cad Karaman Apt No:97/A D:7 Bebek Mahallesi, Beşiktaş/Istanbul

e. Şehmuz Mustafa Helvacı (T.C.)

Bostancı, Bostan Tüccarı Sk. Çetintürk Apt. No:13 D:11 Üsküdar/Istanbul

f. Faik Gürhan Yıldız (T.C.)

Seyrantepe, Cesur Sk. No:43 A Blok D:5 Kağıthane/Istanbul

g. Nail Dağlar (T.C.)

Havuzbaşı, Defterdaroğlu Su Yolu Sk: N:221 Çengelköy, Üsküdar/Istanbul

ARTICLE 1: FOUNDATION

A joint stock company is founded among the founders with the below written names, nationalities and residential addresses according to the provisions of the Turkish Commercial Code regarding immediate foundation of Joint Stock Companies.

a. DOĞAN İLETİŞİM ELEKTRONİK SERVİS HİZMETLERİ A.Ş. (Republic of Turkey)

Hürriyet Medya Towers 34544 Güneşli/ İSTANBUL

b. Nilgün Pirinççioğlu Kireç (Republic of Turkey)

Orhantepe Mah. Şehit Ahmet Güvenç Sk. No:4 Üsküdar /Istanbul

c. Oğuz Akın İşiten (Republic of Turkey)

Suadiye, Kuzu Sokak No:2/10 Abdibey Apt. Kadıköy/İstanbul

d. Kaan Mustafa Dönmez (Republic of Turkey)

Küçükbebek Cad Karaman Apt No:97/A D:7 Bebek Mahallesi, Beşiktaş/Istanbul

e. Şehmuz Mustafa Helvacı (Republic of Turkey)

Bostancı, Bostan Tüccarı Sk. Çetintürk Apt. No:13 D:11 Üsküdar/Istanbul

f. Faik Gürhan Yıldız (Republic of Turkey)

Seyrantepe, Cesur Sk. No:43 A Blok D:5 Kağıthane/Istanbul

g. Nail Dağlar (Republic of Turkey)

Havuzbaşı, Defterdaroğlu Su Yolu Sk: N:221 Çengelköy, Üsküdar/Istanbul

MADDE 2: ŞİRKETİN ÜNVANI Şirket'in ünvanı "D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ" dir. Bu ünvanlı şirket işbu Ana sözleşmede "ANONİM ŞIRKET" olarak anılacaktır.

ARTICLE 2: CORPORATE TITLE

The Company’s name is “D-MARKET ELEKTRONİK HİZMETLER VE TİCARET ANONİM ŞİRKETİ”. The above named company shall be referred to as the “COMPANY” in these Articles of Association.

MADDE 3: AMAÇ VE KONU	ARTICLE 3: LINE OF BUSINESS AND OBJECTIVE

A- Anonim Şirketin başlıca amaç ve konusu şunlardır:

a- İlgili mevzuat çerçevesinde kalmak kaydıyla internet ortamında elektronik ticaret, Servis Sağlayıcılığı hizmetleri yapmak, internet üzerinden web sitesi yayını, yapımı, işletilmesi ve bu hizmetlere ilişkin alt yapı kurmak,

b- On-Line sistemler içinde, bilgisayar ile telekominikasyon yoluyla her türlü bilginin ve yerinin dağıtım ve iletişimini yapmak, iletişim sistemleri kurmak,

c- Her nevi bilgisayar program ve yazılım hizmetleri, bilgilerin elektronik ortamda elde edilmesi, yayılması ve dağıtılması,

d- Her nevi alanda bilgi üreten yurt içindeki veya dışındaki gerçek kişiler, özel veya kamu kurum ve kuruluşları ile işbirliği yaparak elektronik ortamda bilgi alış- verişinin, iletişiminin, dağıtımının sağlanması,

e- Elektronik ortamda bilginin elde edilmesi ve dağıtılması, elektronik ticaretin ifası için gereken her türlü telekomünikasyon, elektronik, mekanik ve sair teknik sistemlerin kurulması, işletilmesi, bu amaçla ilgili her türlü alet, ekipman ve cihazların alınıp satılması, pazarlanması, kiralanması ve ticaretinin yapılması,

f- Bilgi ve verilerin üzerine kaydedilebildiği Compakt Disk, CD-Rom, Disket veya benzeri teknik malzemelerin alınması, satılması, üretilmesi, dağıtılması, ithal ve ihraç edilmesi,

g- Seyahat, konser, eğlence ve benzeri organizasyonlar düzenlemek, satmak, aracılık etmek ve/veya pazarlamak, bu hizmetlerin verilebilmesi için ilgili kurum ve Kuruluşlara gerekli belgelerin alınması için başvuru yapmak ve gerekli belgeleri almak

h- Her türlü gıda maddelerinin toptan ve perakende alımı, satımı, dağıtımı, ithalat ve ihracatını yapmak,

i- İnsanların beslenmesinde önemli bir etkinliği olan ve gıda sektörüne konu teşkil eden her nevi sıcak, soğuk, dondurulmuş, kurutulmuş, ve konsantresi yapılmış

A- The main objective and line of business of the Company are as follows:

a- Providing electronic commerce, Service Provider services on the internet, within the framework of the relevant legislation, publishing, making, operating websites on the internet and establishing infrastructure for these services,

b- To distribute and communicate all kinds of information and data through telecommunication with computers in On-Line systems, to establish communication systems,

c- All kinds of computer program and software services, obtaining, disseminating and distributing information electronically,

d- Ensuring the exchange, communication and distribution of information on electronic environment by cooperating with real persons, private or public institutions and organizations at home or abroad who produce information in any area,

e- Obtaining and distributing information on electronic environment, establishing and operating all kinds of telecommunication, electronic, mechanical and other technical systems required for the performance of electronic commerce, buying, selling, marketing, leasing and trading all kinds of tools, equipment and devices for this purpose,

f- Purchasing, selling, producing, distributing, importing and exporting Compact Disc, CD-Rom, Floppy or similar technical materials on which information and data can be recorded,

g- Organizing, selling, mediating and/or marketing travel, concert, entertainment and similar organizations, making an application to the relevant institutions and organizations to obtain the necessary documents and obtaining the necessary documents in order to provide these services, besin maddelerinin pazarlanması konusunda toptan ve perakende satış yapmak amacı ile gerekli olan satış mağazalarını açmak ve işletmek,

j- Her türlü bebek mamalarının toptan ve perakende alım satımı, dağıtımı, ithalat ve ihracatını yapmak.

k- Her türlü dana, sığır, koyun, kuzu, keçi eti toptan ve perakende alımı, satımı, ithalatı ve ihracatını yapmak,

l- Her türlü kümes hayvanları etlerinin toptan ve perakende alım ve satımını yapmak,

m- Un, şeker ve sütten mamul her türlü gıdaların yaş meyve ve sebzelerin, tahıl ürünlerinin hububat ve bakliyatların, kakaoların, un haline getirilmiş, konsantre edilmiş, konserve ve salamura halde bulunan her türlü gıda maddesinin, her türlü yağların toptan ve perakende ticareti, ithalatı ve ihracatını yapmak,

n- Sucuk, salam, sosis, pastırma, kavurma, soslar, ketçaplar,  salçalar, mayonez sosu, salata sosları ve salata barlarının ithalatı, ihracatı, toptan ve perakende ticaretini yapmak,

o- Kültür ve doğal mantarlardan oluşan gıda maddelerinin ve bu mamullerden oluşan konserve turşu ve dondurulmuş gıda maddelerinin toptan ve perakende ticareti, ithalatı ve ihracatını yapmak,

p- Her türlü ham ve orijinal hayvan bağırsağı ve suni bağırsak ürünlerinin yurt içi ve yurt dışından alınması, satılması, pazarlaması ithalatı ve ihracatını yapmak,

q- Yaş sebze ve meyvelerin yenilir köklerinin, yumrularının, çiçeklerinin ve bunların  mahsullerinin, bakliyat, soğan, sarımsak, susam, soya, badem, çam fıstığı ürünlerinin, zeytin, fındık, kuru üzüm, çay ve hububat gibi gıda ürünlerinin alım satımı, ithalat, ihracatı, toptan ve  perakende ticareti, pazarlamasını yapmak ve yaptırmak,

r- Zeytin alım satımı, dağıtımı, ithalat ve ihracatını yapmak,

h- Wholesale and retail purchase, sale, distribution, import and export of all kinds of foodstuffs,

i- Opening and operating outlets necessary for the purpose of wholesale and retail sale of all kinds of hot, cold, frozen, dried, and concentrated nutrients that have an important role in the nutrition of people and are the subject of the food industry,

j- Wholesale and retail purchase, distribution, import and export of all kinds of baby formula,

k- Wholesale and retail purchase, sell, import and export all kinds of beef, veal, sheep, lamb, goat meat,

l- Wholesale and retail purchase and sale of all kinds of poultry meat,

m- Wholesale and retail trade, import and export of all kinds of foods made from flour, sugar and milk, fresh fruits and vegetables, cereal products, cereals and pulses, cocoa, all kinds of foodstuffs in flour, concentrated, canned and pickled form, all kinds of oils,

n- Import, export, wholesale and retail trade of bologna, salami, sausage, bacon, fried meat, sauces, ketchups, tomato paste, mayonnaise sauce, salad dressings and salad bars,

o- Wholesale and retail trade, import and export of foodstuffs consisting of cultivated and natural mushrooms and canned pickles and frozen foodstuffs consisting of these products,

p- To purchase, sell, market, import and export all kinds of raw and original animal intestines and artificial intestines products from home and abroad,

how'un ve hususi imal ve istihsal usullerinin müşavirlik ve  mühendislik hizmetlerinin ve benzeri diğer gayri maddi hakların iktisap edilmesi, üzerinde diğer her türlü tasarruflarda bulunulması,

s- Her türlü zeytinyağı, ayçiçek, mısırözü, fındık yağlarının toptan ve perakende alımı, satımı, dağıtımı, ithalat ve ihracatın yapmak,

t- Taze ve kuru tüm yiyecekler, meyvalar, marmelatlar, reçel, şekerli ve şekersiz yiyecekler, içecekler ve tüm gıda maddeleri almak, satmak, pazarlamak, ithalat ve ihracatını yapmak,

u- Her türlü baharat, bakliyat, şifalı bitkiler, çay, kuru kahve, çekirdek kahve, hazır kahve, süt tozu, şeker, krema, kahve sütü, Türk kahvesi, kuru yemiş ve baharat çeşitlerinin, çekirdek, ay çekirdeği, fındık, fıstık ve benzeri kuruyemiş çeşitleri ve çereziye, kahve ve diğer yan ürünlerinin, kakao ve benzeri maddeleri almak, satmak, ithalat ve ihracatını yapmak.

B- Bu cümleden Anonim Şirket'in yapabileceği işlemler;

a- Elektronik ticarete konu her türlü ürünleri ve malzemeleri satınalma, taşıma, dağıtma, satma, satışına aracılık etme, gerekli yerlere ulaştırma ve bayilik işlerinin yapılması,

b- Yurt içinde ve dışında amaç kapsamındaki her türlü bilgi, veri, eserlerin, ürünlerin alınması,  dağıtılması, nakdedilmesi, bu amaçla dağıtıcılık işleri ile iştigal edilmesi,

c- Her türlü ulaştırma araçları ile yurt içinde ve dışında dağıtım yapılması,

d- Turizm ve seyahat acenteliği faaliyetlerini yapılması,

e- İşletme konusu ile ilgili faaliyetlerde bulunabilmek için gerekli makina, teçhizat ve taşıt araçlarının alınıp satılması, ithal ve ihraç edilmesi, bu amaçla ticari tesislerin tamamen veya kısmen satın alınması, kiralanması, kiraya verilmesi,

f- Anonim Şirket'in amaç ve konusu ile ilgili faaliyetler için faydalı ihtira haklarının, lisans ve imtiyazlarının, marka, model, resim ve ticari ünvanlarının, know-how'un ve hususi imal ve istihsal usullerinin müşavirlik ve  mühendislik hizmetlerinin ve benzeri diğer gayri maddi hakların iktisap edilmesi, üzerinde diğer her türlü tasarruflarda bulunulması,

q- To do wholesale and retail trade, marketing and trade, import and export of edible roots, tubers, flowers and crops of fresh vegetables and fruits, legumes, onion, garlic, sesame, soy, almond, pine nut products, olive, hazelnut, raisin, tea and cereals,

r- Buying, selling, distributing, importing and exporting olives,

s- Wholesale and retail purchase, sale, distribution, import and export of all kinds of olive oil, sunflower, corn oil, hazelnut oils,

t- To buy, sell, market, import and export all fresh and dry foods, fruits, marmalade, jam, sweetened and unsweetened foods, beverages and all foodstuffs,

u- Buying, selling, importing and exporting all kinds of spices, legumes, medicinal herbs, tea, dry coffee, coffee beans, instant coffee, milk powder, sugar, cream, coffee milk, Turkish coffee, dried nuts and spices, kernels, sunflower seeds, hazelnuts, peanuts and similar nuts varieties and snacks, coffee and other by-products, cocoa and similar substances.

B- Activities to be performed by the Company;

a- Buying, transporting, distributing, selling, intermediating in the sale of all kinds of products and materials subject to electronic commerce, transporting them to necessary places and performing dealership works,

b- Receiving, distributing, transporting all kinds of information, data, works, products within the scope of its objective within the country and abroad, engaging in distribution works for this purpose,

g- Konusu ile ilgili ve/veya yabancı sermayelerle kurulmuş ve kurulacak sermaye şirketlerine kurucu ortak olunması ve sonradan katılınması ve kuruluşların devir, satın alınması, devredilmesi,  satılması,

h- Konusu ile ilgili olarak gerekli gördüğü her nevi gerçek ve tüzel kişilerle işbirliği yapılması,  yabancı uzmanlar çalıştırılması,

i- Konusu ile ilgili olarak her türlü ticari malların satın alınması ve satılması,

j- Faaliyet konusu ile ilgili olarak iç ve dış piyasalarda uzun, orta ve kısa vadeli istikrazlar akdetmek, mal, kefalet, ithalat ve yatırım kredileri temin edilmesi,

k- Anonim Şirket amacının gerçekleşmesi için yurt içinde ve dışında mal, gayrimenkul, sınai mülkiyet haklarına tasarruf  edilmesi, iltizami ve tasarrufi muameleler yapabileceği gibi, bunlar üzerinde rehin ve ipotek tesis etmek, leh ve alehine her türlü hak, irtifak, kira, şufa, sükna, gayrimenkul mükellefiyeti, vesair hakları iktisap, tesis, terkin ve fekedilebilmesi,

l- Mevzuu ile ilgili her türlü eğitim ye öğretim faaliyetlerinde bulunulabilmesi, ilgili teşekküllerle işbirliği yapılabilmesi,  faaliyetlerine iştirak edilebilmesi,

m- İştigal mevzuunun elde edilebilmesi için her türlü teknolojiden ve rasyonalizasyon tedbirlerinden yaralanabilmesi, bu konuda işbirliği yapılabilmesi,

c- Distribution in the country and abroad by all kinds of transportation means,

d- Tourism and travel agency activities,

e- Buying, selling, importing and exporting the necessary machinery, equipment and vehicles to be able to carry out activities related to its line of business, purchasing, leasing, leasing of commercial facilities in whole or in part for this purpose,

f- Acquisition of beneficial ownership rights, licenses and privileges, brand, model, picture and trade names, know-how and consultancy and engineering services of special production and manufacturing procedures and other similar intangible rights for activities related to the objective and line of business of the Company and disposing of in any manner,

g- Becoming a founding partner and subsequently joining in corporations established or to be related to its line of business and/or established with foreign capital, and transferring, purchasing, assigning, selling such establishments,

h- Cooperating with all kinds of real and legal persons that it deems necessary regarding its line of business, employing foreign experts,

i- Purchasing and selling all kinds of commercial goods related to its line of business,

j- To conclude long, medium and short term borrowings in domestic and foreign markets related to its line of business, to provide goods, surety, import and investment credits,

k- In order to achieve the purpose of the joint stock company, it may dispose of property, real estate, industrial property rights at home and abroad, establish promissory or disposal rights such as liens and mortgages thereon, acquire, establish, cancel and withdraw all kinds of rights, servitude, rent, pre-emption, habitation, land charges and any other rights whether in favour or against,

l- To be able to engage in all kinds of education and training activities related to its line of business, to cooperate with the relevant organizations, to participate in their activities,

m- To be able to benefit from all kinds of technology and rationalization measures in order to achieve its line of business and to cooperate on this issue.

MADDE 4: MERKEZ VE ŞUBELER

Anonim Şirketin merkezi İstanbul İli, Şişli İlçesindedir. Adresi; Kuştepe Mahallesi Mecidiyeköy Yolu Caddesi No:12 Trump Towers Kule 2 Kat:2 Şişli/İstanbul'dur. Adres değişikliğinde yeni adres, ticaret siciline tescil ve Türkiye Ticaret Sicil Gazetesi'nde ilan ettirilir. Tescil ve ilan edilmiş adresinden ayrılmış olmasına rağmen, yeni adresini süresi içinde tescil ettirmemiş şirket için bu durum fesih sebebi sayılır.

Yönetim Kurulu kararıyla yürürlükteki mevzuat hükümleri çerçevesinde yurt içinde ve yurt dışında şubeler, bürolar, bölge müdürlükleri acentalıklar ve temsilcilikler açılabilir.

ARTICLE 4: HEAD OFFICE AND BRANCHES

The Company’s head office is in Şişli district of Istanbul province. Its address is Kuştepe Mahallesi Mecidiyeköy Yolu Caddesi No: 12 Trump Towers Kule 2 Kat:2 Şişli/Istanbul. In the event of an address change, such new address shall be registered with the trade registry and announced in the Turkish Trade Registry Gazette. It is a cause for dissolution for any company which fails to have its new address registered in due time although it has moved from its registered and announced address.

It can open branches, offices, district offices, agencies and representative offices at home and abroad with a Board of Directors resolution in accordance with the legislative provisions in force.

MADDE 5: SÜRE Şirket tescil ve ilan edildiği tarihten başlamak üzere süresiz olarak kurulmuştur.	ARTICLE 5: TERM The company has been founded for unlimited time starting from its registration and announcement date.

MADDE 6: SERMAYE

Şirket 6102 sayılı Türk Ticaret Kanunu hükümlerine göre kayıtlı sermaye sistemini kabul etmiştir. Kayıtlı sermaye tavanı 280.000.000 Türk Lirası olup beheri 0,20 TL (20 Kuruş) itibari kıymette 1.400.000.000 nama yazılı pay ile temsil edilir. Yönetim kurulu Türk Ticaret Kanunu'na uygun olarak bu limite kadar yeni pay çıkarmak

ARTICLE 6: CAPITAL

The Company has adopted the registered capital system as per the provisions of the Turkish Commercial Code numbered 6102. The ceiling of the registered capital is TRY 280,000,000.00 and is represented by 1,400,000,000 registered shares each having a nominal value of TRY 0.20 (20 Kuruş). The board of directors is authorized suretiyle Şirket'in çıkarılmış sermayesini artırmaya yetkilidir. Yetki süresi 5 Mayıs 2026'ya kadardır. İzin verilen kayıtlı sermaye tavanına bu tarihe kadar ulaşılamamış ise, 5 Mayıs 2026' dan sonra yönetim kurulunun sermaye artırım kararı alabilmesi için, yönetim kurulunun, daha önce izin verilen tavan ya da yeni bir tavan tutan için, genel kuruldan yeni bir süre için yetki alması zorunludur. Söz konusu yetkinin alınmaması durumunda şirket kayıtlı sermaye sisteminden çıkmış sayılır.

Yönetim Kurulu 5 Mayıs 2026 ' ya kadar kayıtlı sermaye tavanının altında kalmak kaydı ile yeni pay ihraç ederek çıkarılmış sermayeyi arttırmaya, pay sahiplerinin yeni pay alma hakkının sınırlandırılmasına, itibari değerinin üzerinde pay çıkarılabilmesi konularında karar almaya yetkilidir. Yeni pay alma kısıtlama yetkisi pay sahipleri arasında eşitsizliğe yol açacak şekilde kullanılamaz. Yönetim kurulunun sermaye artırımına ilişkin kararı ana sözleşmenin ilan maddesinde öngörüldüğü şekilde ilan edilir.

Şirketin çıkarılmış sermayesi 65.199.658 TL'dir. Şirketin çıkarılmış sermayesi, her biri 0,20TL (20 Kuruş) itibari değerde 325.998.290 adet nama yazılı paya bölünmüştür. Şirketin söz konusu çıkarılmış sermayesi muvazaadan ari şekilde tamamen ve nakden ödenmiştir.

to increase the Company’s issued capital by way of issuance of new shares up to the registered capital ceiling, in line with the Turkish Commercial Code. The term of authority is until May 5, 2026. If the permitted registered capital ceiling is not reached by such date, in order for the board of directors to pass a resolution for capital increase after May 5, 2026, the board of directors must obtain authorization from the general assembly for a new term for the previously permitted registered capital ceiling or a new amount registered capital ceiling. In case of failure to obtain such authorization, the Company shall be deemed to exit the registered capital system.

Until May 5, 2026, the Board of Directors is authorized to pass resolutions on matters regarding increase of the issued capital through issuance of new shares, restriction of shareholders’ right to acquire new shares, issuance of shares with a value above the nominal value, provided that the registered capital ceiling is not exceeded. The authority to restrict acquisition of new shares may not be exercised in a manner to cause inequality among the shareholders. The board resolution regarding capital increase shall be announced as stipulated in the announcement article of the articles of association.

The issued share capital of the Company is TRY 65,199,658.00. The issued share capital of the Company is divided into 325,998,290 registered shares each with a nominal value of TRY 0.20- (20 Kuruş). The Company’s such issued share capital has been fully paid in cash without collusion.

MADDE 7: PAYLARIN DEVRİ Yürürlükten Kaldırılmıştır.	ARTICLE 7: TRANSFER OF SHARES Cancelled.
MADDE 7/A: PAY GRUPLARININ VE OYDA İMTİYAZIN KISMEN VEYA TAMAMEN ORTADAN KALKMASI Yürürlükten Kaldırılmıştır.	ARTICLE 7/A: PARTIAL OR FULL TERMINATION OF SHARE CLASSES AND PRIVILEGED VOTES Cancelled
MADDE 8: SERMAYENİN ARTIRILIP AZALTILMASI Şirketin sermayesi, gerektiğinde Türk Ticaret Kanunu hükümleri çerçevesinde artırılabilir veya azaltılabilir.	ARTICLE 8: CAPITAL INCREASE AND DECREASE The Company’s share capital may be increased or decreased when necessary, within the

Bedelsiz sermaye artırımlarında çıkarılan bedelsiz paylar, artırım tarihindeki mevcut pay sahiplerine payları oranında dağıtılır.

framework of the provisions of the Turkish Commercial Code.

Bonus shares issued in capital increases through bonus issues shall be distributed to the existing shareholders as of the date of the increase pro rata to their shares.

MADDE 9: SERMAYE PİYASASI ARACI İHRACI

Şirket, Türk Ticaret Kanunu, Sermaye Piyasası Kanunu ve bunlarla ilgili mevzuat hükümlerine uymak kaydıyla, yurt içinde ve yurt dışında gerçek ve tüzel kişilere satılmak üzere, her türlü tahvil, paya dönüştürülebilir tahvil, değiştirilebilir tahvil, altın gümüş ve platin bonoları, finansman bonosu, katılma intifa senedi, kar ve zarar ortaklığı belgesi ve niteliği itibariyle borçlanma aracı olduğu Sermaye Piyasası Kurulu tarafından kabul edilecek diğer sermaye piyasası araçları ve sair her türlü sermaye piyasası aracı ihracı yapabilir, kira sertifikası ihraçlarında kaynak kuruluş ve/veya fon kullanıcısı sıfatıyla yer alabilir.

Şirketin ilgili mevzuat hükümlerine uygun olarak tahvil, paya dönüştürülebilir tahvil, değiştirilebilir tahvil, altın gümüş ve platin bonoları, finansman bonosu, katılma intifa senedi, kar ve zarar ortaklığı belgesi ve niteliği itibariyle borçlanma aracı olduğu Sermaye Piyasası Kurulu tarafından kabul edilecek diğer sermaye piyasası araçları ve sair her türlü sermaye piyasası aracı ihraç etmesi hususunda yönetim kurulu yetkilidir. İhraç ve ihraçla ilgili olarak azami miktarların, türünün, vadenin, ihraç edilecek sermaye piyasası araçlarının para biriminin, bu sermaye piyasası araçlarının satılacağı yatırımcıların, teminatlı ihraç yapılması halinde bahsi geçen teminat yapısının, faizin ve diğer tüm şartların belirlenmesi ile bu hususlarda yönetimin yetkilendirilmesi konusunda Sermaye Piyasası Kanunu uyarınca yönetim kurulu yetkilidir.

ARTICLE 9: CAPITAL MARKETS INSTRUMENT ISSUANCES

Provided that the provisions of the Turkish Commercial Code, Capital Markets Law and legislations regarding thereto are complied with, the Company may issue all kinds of bonds, bonds that are convertible to shares, convertible bonds, gold, silver and platinum bonds, financing bonds, participating shares, profit and loss sharing certificates and other capital markets instruments which are deemed as debt instruments by the Capital Markets Board by virtue of their nature and all other kinds of capital markets instruments, to be sold to real and legal persons in and out of Turkey, may take place in issuances of lease certificate as the funding entity and/or fund user.

The board of directors shall be authorized in relation to issuance by the Company of all kinds of debentures, debentures convertible to shares, convertible debentures, gold silver and platinum bonds, financing bonds, participating shares, profit and loss sharing certificates and other capital markets instruments which are deemed as debt instruments by the Capital Markets Board by virtue of their nature and all other kinds of capital markets instruments in accordance with the provisions of the relevant legislation. As per the Capital Markets Law, the board of directors shall be authorized in relation to determination of issuance and maximum amounts, types, maturities, the currency of the capital market instruments to be issued, the investors to whom these capital market instruments will be sold, the aforementioned collateral structure in case of secured issuance, interests and all other conditions relating to the issuance and authorization of the management regarding these matters.

MADDE 10: YÖNETİM KURULU Şirket, Genel Kurul tarafından Türk Ticaret Kanunu ve işbu ana sözleşme hükümleri çerçevesinde 6 (altı) üyeden az olmamak kaydıyla, en çok 12 (oniki) üyeli bir Yönetim

ARTICLE 10: BOARD OF DIRECTORS

The Company shall be represented and managed by a Board of Directors composed of at least 6 (six) and at most 12 (twelve) members appointed by the General Assembly within the

Kurulu tarafından temsil ve idare edilir. Görev süresi dolan Yönetim Kurulu üyeleri yeniden seçilebilirler.

Şirket Yönetim Kurulu'nun toplam üye sayısının en az üçte biri bağımsız yönetim kurulu üyesi olarak seçilir. Bağımsız üye sayısının hesaplanmasında küsuratlar izleyen tam sayı olarak dikkate alınır.

Bağımsız yönetim kurulu üyelerinin taşıyacağı şartlar hakkında, Sermaye Piyasası Kurulu'nun kurumsal yönetim ilkelerinde yer alan şart ve hükümlere azami uyum sağlanacaktır.

Bir tüzel kişi yönetim kuruluna üye seçildiği takdirde, tüzel kişiyle birlikte, tüzel kişi adına, tüzel kişi tarafından belirlenen, sadece bir gerçek kişi de tescil ve ilan olunur; ayrıca, tescil ve ilanın yapılmış olduğu, şirketin internet sitesinde hemen açıklanır. Tüzel kişi adına sadece, bu tescil edilmiş kişi toplantılara katılıp oy kullanabilir.

Herhangi bir sebeple yönetim kurulu üyeliklerinden biri boşalırsa veya bağımsız yönetim kurulu üyesinin bağımsızlığını kaybetmesi halinde Türk Ticaret Kanunu hükümleri ile sermaye piyasası mevzuatına uygun olarak yönetim kurulu kanuni şartları haiz birini, geçici olarak yönetim kurulu üyeliğine seçip ilk genel kurulun onayına sunar. Bu yolla seçilen üye, onaya sunulduğu genel kurul toplantısına kadar görev yapar ve onaylanması halinde selefinin süresini tamamlar.

Yönetim Kurulu üye sayısı, yönetim kurulu üyelerinin verimli ve yapıcı çalışmalar yapmalarına, hızlı ve rasyonel karar almalarına ve komitelerin oluşumu ve çalışmalarını etkin bir şekilde organize etmelerine olanak sağlayacak şekilde belirlenir.

Yönetim Kurulu her yıl üyeleri arasından bir başkan ve bulunmadığı zamanlarda ona vekalet etmek üzere bir başkan vekili seçer. Yönetim kurulu, işlerin gidişini izlemek, kendisine sunulacak konularda rapor hazırlamak kararlarını uygulatmak veya iç denetim amacıyla içlerinde yönetim kurulu üyelerinin de bulunabileceği komiteler ve komisyonlar kurar. Yönetim kurulunun Türk Ticaret Kanunu ve ilgili mevzuat kapsamında kurmakla yükümlü olduğu komitelerin oluşumu, görev ve çalışma esasları ile yönetim kurulu ile ilişkileri hakkında, ilgili mevzuat hükümleri uygulanır.

framework of the provisions of the Turkish Commercial Code and these articles of association. Board members whose term of office expire may be re-elected.

At least one third of the total number of members of the Company’s Board of Directors is elected as an independent board member. In calculation of the number of independent members, fractions shall be taken into account as the following whole number. Regarding the conditions to be carried by the independent board members, maximum compliance will be ensured with the terms and provisions in the corporate governance principles of the Capital Markets Board.

If a legal entity is elected as a member of the board of directors, one real person determined by the legal entity shall be registered and announced on behalf of the legal entity together with such legal entity; in addition, the registration and announcement is immediately announced on the company’s website. Only such registered person may attend and vote in the meetings on behalf of the legal entity.

In the event that a board membership becomes vacant for any reason or if the independent board member ceases to be independent, the board of directors shall temporarily appoint a person possessing the legal requirements and submit the same to the approval of the first general assembly in line with the provisions of the Turkish Commercial Code and capital markets legislation. Member so appointed shall serve until the general assembly meeting that such member is submitted for approval and if approved, complete the term of office of his predecessor.

The number of the members of the Board of Directors shall be determined in a manner to enable the board members to carry out efficient and constructive works, to take speedy and rational decisions and to effectively organize the composition of committees and their works.

Each year, the Board of Directors shall elect from among its members a chairman and a vice-chairman to act as the chairman’s proxy when he is absent. The board of directors establishes committees or commissions which may include

Yönetim kurulu üyeleri en çok 3 (üç) yıl süreyle görev yapmak üzere seçilirler. Yönetim Kurulu üyelerinden her birinin görev süresi; sürenin sonunda ya da istifası, fiil ehliyetini kaybetmesi, ölümü veya kendisini görevden alan yazılı bildirimin tebellüğü ile sona erer. Azledilmiş olmadıkça seçim süresi sona eren yönetim kurulu üyeleri tekrar seçilebilirler.

Yönetim kurulu üyelerinden birinin iflasına karar verilir veya ehliyeti kısıtlanır ya da bir üye üyelik için gerekli kanuni şartları yahut ana sözleşmede öngörülen nitelikleri kaybederse, bu kişinin üyeliği, herhangi bir işleme gerek olmaksızın kendiliğinden sona erer.

Yönetim kurulu üyeleri, ana sözleşmeyle atanmış olsalar dahi, gündemde ilgili bir maddenin bulunması veya gündemde madde bulunmasa bile haklı bir sebebin varlığı halinde, görev süreleri dolmadan önce de her zaman genel kurul kararıyla görevden alınabilirler. Yönetim kurulu üyesi olan tüzel kişi, kendi adına tescil edilmiş bulunan kişiyi her an değiştirebilir. Görevine son verilen üyelerin tazminat istemeye hakları yoktur.

board members as well, to observe the course of business, to prepare reports regarding matters to be submitted to the Board, to carry out the Board’s decisions or for purposes of internal audit. Composition, duties and working principles of committees that the Board of Directors is obliged to establish under the Turkish Commercial Code and the relevant legislation as well as such committees’ relationships with the Board shall be governed by the provisions of the relevant legislation.

Board members are appointed for a maximum term of 3 (three) years. Term of each Board member shall terminate upon expiry of its term or upon its resignation, loss of legal capacity, death or receipt of the written notice dismissing such member from duty. Unless dismissed, board members who terms of office expires may be re-elected.

If one of the Board members is declared bankrupt or if a Board member’s capacity is restricted or a member ceases to possess the legal requirements necessary for membership or qualifications envisaged in the articles of association, such person’s membership shall automatically terminate without need for any further procedure.

Even if they had been appointed in the articles of association, board members may always be dismissed prior to the expiry of their term of office upon a resolution of the general assembly in case of presence of a relevant item in the agenda or if there is no relevant item in the agenda, in case of presence of a just cause. A legal person who is a Board member may replace the person registered on its behalf, at any time. Members who are dismissed are not entitled to claim compensation.

MADDE 11: YÖNETİM KURULUNUN SÜRESİ İptal Edilmiştir.	ARTICLE 11: TERM OF BOARD OF DIRECTORS Cancelled.
MADDE 12: YÖNETİM KURULU TOPLANTILARI VE KARAR NİSABI Yönetim Kurulu toplantıları, Yönetim Kurulunun karar verdiği yer ve zamanda, Şirket merkezinde veya

ARTICLE 12: BOARD OF DIRECTORS MEETINGS AND RESOLUTION QUORUM

Meetings of the Board of Directors shall be held at the place and time determined by the Board of Directors at the head office or the Company or any place inside or outside Turkey.

Türkiye'de herhangi bir yerde veya yurt dışında toplanır.

Yönetim kurulu toplantılarında toplantı ve karar nisaplarına ilişkin olarak Türk Ticaret Kanunu hükümleri uygulanır.

Türk Ticaret Kanunu hükümleri uyarınca, üyelerden biri müzakere isteminde bulunmadığı takdirde Türk Ticaret Kanunu ve işbu ana sözleşmede öngörülen yeterli sayıda yönetim kurulu üyesinin kurul üyelerinden birinin belirli bir konuda yaptığı karar şeklinde yazılmış önerisine yazılı onayının veya imzalarının alınması kaydıyla yönetim kurulu karar alabilir. Aynı önerinin tüm Yönetim Kurulu üyelerine yapılmış olması kararın geçerlilik şartıdır. Onayların aynı kağıtta bulunması şart değildir; ancak onay imzalarının bulunduğu kağıtların tümünün Yönetim Kurulu karar defterine yapıştırılması kararın geçerliliği yönünden gereklidir.

Şirketin Yönetim Kurulu toplantısına katılma hakkına sahip olanlar bu toplantılara, Türk Ticaret Kanunu'nun 1527 inci Maddesi uyarınca elektronik ortamda da katılabilir. Şirket, Ticaret Şirketlerinde Şirket Genel Kurulları Dışında Elektronik Ortamda Yapılacak Kurullar Hakkında Tebliğ ("Tebliğ") hükümleri uyarınca hak sahiplerinin bu toplantılara elektronik ortamda katılmalarına ve oy vermelerine imkan tanıyacak Elektronik Toplantı Sistemini kurabileceği gibi bu amaç için oluşturulmuş sistemlerden de hizmet satın alabilir. Yapılacak toplantılarda şirket sözleşmesinin bu hükmü uyarınca kurulmuş olan sistem üzerinden veya destek hizmeti alınacak sistem üzerinden hak sahiplerinin ilgili mevzuatta belirtilen haklarını Tebliğ hükümlerinde belirtilen çerçevede kullanabilmesi sağlanır.

Yönetim kurulu toplantıları tamamen elektronik ortamda yapılabileceği gibi, bazı üyelerin fiziken mevcut bulundukları bir toplantıya bir kısım üyelerin elektronik ortamda katılması yoluyla da icra edilebilir. Bu hallerde şirket ana sözleşmesinde öngörülen toplantı ile karar nisaplarına ilişkin hükümler aynen uygulanır.

Yönetim Kurulunun Türk Ticaret Kanunu ve ilgili mevzuat kapsamında kurmakla yükümlü olduğu komitelerin oluşumu, görev ve çalışma esasları ile Yönetim Kurulu ile ilişkileri hakkında, ilgili mevzuat hükümleri uygulanır.

Provisions of the Turkish Commercial Code shall apply to meeting and decision quorums in meetings of the board of directors.

As per provisions of the Turkish Commercial Code, if one of the members does not request a discussion, the board of directors may pass a resolution, provided that written consents or signatures  of the sufficient number of board members envisaged in the Turkish Commercial Code and these articles of association are obtained in relation to the proposal of a board member written in the form of a resolution. As a validity condition of the resolution, the same proposal must be made to all Board members. Approvals do not have to be on the same sheet; however all of the sheets bearing the approval signatures must be affixed in the resolution book of the Board of Directors in order for the resolution to be valid.

Persons who are entitled to attend the board meetings of the Company may also participate in such meetings in electronic environment in accordance with article 1527 of the Turkish Commercial Code. In accordance with the provisions of the Communiqué on Assemblies to be Held in Electronic Environment in Commercial Companies Except for Company General Assemblies (the “Communiqué”), the Company may establish an electronic general assembly system that will allow the shareholders to attend the general assembly meetings, express their opinions, make suggestions and vote on electronic environment or purchase services from the systems established for this purpose. At all meetings to be held, it shall be ensured that the beneficiaries can exercise their rights specified in the provisions of the relevant legislation within the framework of the aforementioned Communiqué through the system established in accordance with this provision of the articles of association or the system from which support services shall be obtained.

Board meetings may not only be conducted entirely in electronic environment but may also be conducted through participation of some members in electronic environment to a meeting where some members are physically present. In such cases, provisions of the company’s articles of association regarding meeting and decisions quorums shall apply.

Composition, duties and working principles of committees that the Board of Directors is obliged to establish under the Turkish Commercial Code and the relevant legislation as well as such committees’ relationships with the Board shall be governed by the provisions of the relevant legislation.

MADDE 13: NİTELİKLİ NİSAP GEREKTİREN YÖNETİM KURULU KARARLARI Yürürlükten Kaldırılmıştır.	ARTICLE 13: BOARD OF DIRECTORS RESOLUTIONS REQUIRING QUALIFIED QUORUM Cancelled.

MADDE 14: YÖNETİM KURULU GÖREV BÖLÜMÜ, TEMSİL VE YÖNETİMİN DEVRİ

Yönetim kurulu, kanun ve ana sözleşme uyarınca genel kurulun yetkisinde bırakılmış bulunanlar dışında, şirketin işletme konusunun gerçekleştirilmesi için kendisine bırakılan ve gerekli olan her çeşit iş ve işlemler hakkında karar almaya yetkilidir.

Yönetim Kurulu, Türk Ticaret Kanunu'nun 367. maddesi uyarınca hazırlayacağı bir iç yönerge ile yönetimi kısmen veya tamamen bir veya birkaç yönetim kurulu üyesine veya üçüncü kişiye devretmeye yetkilidir. Bu doğrultuda kendisine yönetim yetkisi devredilen üçüncü kişilerin yetki süreleri yönetim kurulu üyelerinin görev süreleri ile sınırlı değildir. Bu madde kapsamında yetki devrinin geçerli olması için, en az bir yönetim kurulu üyesinin temsil yetkisini haiz olması şarttır. Yönetim Kurulu, hazırlayacağı bu iç yönerge ile şirketin yönetimini düzenler, bunun için gerekli görevleri tanımlar, yetkilerin devredildiği kişilerin yetki ve sorumluluklarını tayin eder, yerlerini gösterir ve kimin kime bağlı ve bilgi sunmakla yükümlü olduğunu belirler ve gerekli gördüğünde bu yetkilerin tamamını veya bir kısmını değiştirip tadil edebilir veya geri alabilir. Bu şekilde atanacak olan kişilerin görev ve yetkileri 367. Maddeye göre hazırlanacak iç yönergede açıkça belirlenmek suretiyle, temsile yetkili olmayan yönetim kurulu üyeleri veya şirkete hizmet akdi ile bağlı olanlar, Yönetim Kurulu'nun sınırlı yetkiye sahip ticari vekili veya diğer tacir yardımcıları olarak atanabilir. Türk Ticaret Kanunu'nun 375.maddesi hükümleri saklıdır.

ARTICLE 14: DIVISION OF DUTIES AMONG BOARD OF DIRECTORS, REPRESENTATION and TRANSFER OF MANAGEMENT

The board of directors is authorized to pass resolutions in relation to all kinds of affairs and transactions that are assigned to it and necessary for the realization of the subject matter of the company’s business, except for those that are reserved to the general assembly by the law and the articles of association.

The Board of Directors shall be authorized to delegate the management partially or completely to one or more members of the Board of Directors or to a third party with an internal directive to be prepared in accordance with Article 367 of the Turkish Commercial Code. Terms of authority of third persons to whom management power is delegated in such manner are not limited to the terms of office of the board members. In order for the delegation of power under this article to be valid, at least one board member should have the representation power. With this internal directive that the Board of Directors shall prepare, it shall regulate the management of the company; define the duties required for this, determine the powers and responsibilities of the persons to whom such powers are delegated, indicate their location and determine who shall report to whom and who is obliged to provide information, and may change and amend or revoke all or part of such powers when necessary. By explicitly determining the duties and powers of such persons to be appointed in this way in the internal directive to be prepared in accordance with Article 367, members of the board of directors who are not authorized to represent or those affiliated with the company with a service contract may be

Türk Ticaret Kanunu'nun 370. maddesi çerçevesinde Yönetim Kurulu temsil yetkisini bir veya daha fazla murahhas üyeye veya müdür olarak üçüncü kişilere devredebilir. Ancak böyle bir durumda, en az bir Yönetim Kurulu üyesinin temsil yetkisini haiz olması şarttır.

Yönetim Kurulu Şirketi temsil ve ilzama yetkili kimseleri ve ilzam şeklini kararlaştırıp, usulü dairesinde tescil ve ilan eder. Şirkete ait bütün belgelerin ve akdedilecek sözleşmelerin geçerli olabilmesi için Türk Ticaret Kanunu'nun 373. maddesine uygun olarak temsil ve ilzam yetkisi verilmiş olan kişi veya kişilerin, Şirket unvanı altına atılmış imzasını taşıması gereklidir. Yönetim Kurulu, Şirket lehine kendisine imza yetkisi verilen kişileri ve bu kişilerin imza yetkilerinin sınırlarını belirlemeye yetkilidir. Şirketi sadece tescil ve ilan olunan imza yetkilileri temsil ve ilzam edeceklerdir. Temsile yetkili kişileri ve bunların temsil şekillerini gösterir kararın noterce onaylamış sureti ticaret sicilinde tescil ve ilan edilmedikçe, temsil yetkisinin devri geçerli olmaz.

Türk Ticaret Kanunu'nun 1526. Maddesi uyarınca Şirket tarafından yapılan işlemler, temsil yetkisini haiz kişilerin güvenli elektronik imzası ile de yapılabilir.

appointed as the commercial representatives or other assistant merchants of the Board of Directors with limited authority. Provisions of Article 375 of the Turkish Commercial Code are reserved.

Pursuant to article 370 of the Turkish Commercial Code, the Board of Directors may transfer its representation power to one or more managing directors (murahhas üye) or to third persons as managers. However, in such case, it is a condition that at least one member of the Board of Directors has representation power.

The Board of Directors shall determine the persons who are authorized to represent and bind the Company and the method of binding and have them duly registered and announced. In order for any document and contract to be concluded by the Company to take effect, they should bear the signatures of the person or persons authorized to bind and represent the Company as per article 373 of the Turkish Commercial Code, affixed under the Company’s title. The Board of Directors is authorized to determine the persons who are granted signature authorities in favour of the Company and limits of their signature authorities. Only the registered and announced authorized signatories shall represent and bind the Company. Unless a notarized copy of the resolution showing the persons authorized to represent and their methods of representation is registered and announced at the trade registry, delegation of representation power shall not be valid.

Transactions carried out by the Company in accordance with Article 1526 of the Turkish Commercial Code can also be made with the secure electronic signature of persons authorized to represent.

MADDE 15: YÖNETİM KURULU ÜYELERİNİN ÜCRETİ

Yönetim Kurulu üyelerine ödenecek ücret ve huzur hakkı Genel Kurul tarafından belirlenir. Türk Ticaret Kanunu'nun 394. maddesi uyarınca, yönetim kurulu üyelerine, genel kurul kararıyla belirlenmiş olmak şartıyla huzur hakkı, ücret, nakit ve/veya pay olarak ödenebilecek bir şekilde ikramiye veya prim ve yıllık kardan pay ödenebilir.

ARTICLE 15: REMUNERATION OF MEMBERS OF BOARD OF DIRECTORS

Remuneration and attendance fees of the members of the Board of Directors shall be determined by the General Assembly.  Pursuant to Article 394 of the Turkish Commercial Code, the members of the board of directors may be paid attendance fee, salary, bonus or premium in a way that can be paid in cash and / or shares and a share from the annual profit, provided that it is determined by the resolution of the general assembly.

MADDE 16: DENETÇİ

Türk Ticaret Kanunu ve ilgili diğer mevzuat çerçevesinde gerekmesi durumunda, Türk Ticaret Kanunu' nun 400 üncü Maddesindeki nitelikleri sahip bir denetçi genel kurul tarafından seçilir. Denetçi görevlerini Türk Ticaret Kanunu' nun 397 ile 406' ıncı maddeleri ve sair mevzuat uyarınca yapmakla yükümlüdür.

ARTICLE 16: AUDITOR

If required by the Turkish Commercial Code and other relevant legislation, an auditor who has the qualifications in Article 400 of the Turkish Commercial Code shall be elected by the general assembly. The auditor shall be responsible for performing his duties in accordance with Articles 397 and 406 of the Turkish Commercial Code and other legislation.

MADDE 17: MURAKIPLARIN GÖREVLERİ İptal Edilmiştir.	ARTICLE 17: DUTIES OF AUDITORS Cancelled.

MADDE 18: GENEL KURUL

Şirketin Genel Kurul toplantılarında Türk Ticaret Kanununun 413 üncü maddesi ile işbu ana sözleşmede yazılı hususlar müzakere edilerek gerekli kararlar alınır.

Genel Kurullar olağan ve olağanüstü olarak toplanır. Genel Kurul toplantılarına ilişkin bildirimler, Türk Ticaret Kanunu hükümleri çerçevesinde yapılır. Genel Kurul toplantı ilanı, mevzuatta öngörülen usullerin yanı sıra, elektronik haberleşme dahil her türlü iletişim vasıtası kullanılmak suretiyle ilan ve toplantı günleri hariç olmak üzere genel kurul toplantı tarihinden asgari üç hafta önce yapılır. Söz konusu ilan Şirketin internet sitesinde ve Türkiye Ticaret Sicili Gazetesi'nde yayımlanır.

Olağan Genel Kurul, Şirketin hesap dönemi sonundan itibaren üç ay içerisinde ve yılda en az bir defa; Olağanüstü Genel Kurullar Şirket'in işlerinin icap ettirdiği hallerde ve zamanlarda toplanır.

Şirket Yönetim Kurulu tarafından, Genel Kurul toplantılarının işleyiş şekli, bir iç yönerge ile düzenlenir.

Genel Kurul toplantılarında, Türk Ticaret Kanunu hükümleri ile işbu ana sözleşme ve Şirketin Genel Kurul Çalışma Esas ve Usulleri Hakkında İç Yönergesi düzenlemeleri uygulanır.

ARTICLE 18: GENERAL ASSEMBLY

In the General Assembly meetings of the Company, the necessary resolutions shall be adopted by discussing the particulars written in article 413 of the Turkish Commercial Code and these articles of association.

General Assemblies shall convene on ordinarily and extraordinary basis. Notifications regarding General Assembly meetings shall be made within the framework of provisions of the Turkish Commercial Code. Announcement of the General Assembly meeting shall be made through all kinds of means of communication besides the procedures envisaged in the legislation including electronic communication, at least three weeks before the date of the general assembly meeting date excluding the announcement and meeting dates. Such announcement shall be made in the Company’s website and the Turkish Trade Registry Gazette.

Ordinary General Assembly shall convene within three months from the end of the fiscal period of the Company and at least once a year; Extraordinary General Assemblies shall convene where and when the business of the Company so requires.

The manner of conduct of the meetings of General Assembly shall be regulated by an internal directive by the Company’s Board of Directors. Provisions of the Turkish Commercial Code, these articles of association and the Company’s Internal Directive regarding the Working Principles and Procedures of General

Şirketin genel kurul toplantılarına katılma hakkı bulunan hak sahipleri bu toplantılara, Türk Ticaret Kanununun 1527'nci maddesi uyarınca elektronik ortamda da katılabilir. Şirket, Anonim Şirketlerde Elektronik Ortamda Yapılacak Genel Kurullara İlişkin Yönetmelik hükümleri uyarınca hak sahiplerinin genel kurul toplantılarına elektronik ortamda katılmalarına, görüş açıklamalarına, öneride bulunmalarına ve oy kullanmalarına imkan tanıyacak elektronik genel kurul sistemini kurabileceği gibi bu amaç için oluşturulmuş sistemlerden de hizmet satın alabilir. Yapılacak tüm genel kurul toplantılarında ana sözleşmenin bu hükmü uyarınca, kurulmuş olan sistem üzerinden hak sahiplerinin ve temsilcilerinin, anılan Yönetmelik hükümlerinde belirtilen haklarını kullanabilmesi sağlanır.

Assembly shall apply to the General Assembly meetings.

The beneficiaries who are entitled to attend the general assembly meetings of the Company may also participate in such meetings in electronic environment in accordance with article 1527 of the Turkish Commercial Code. In accordance with the provisions of the Regulation on General Assemblies to be Held in Electronic Environment in Joint Stock Companies, the Company may establish an electronic general assembly system that will allow the beneficiaries to attend the general assembly meetings, express their opinions, make suggestions and vote on electronic environment or purchase services from the systems established for this purpose. At all general assembly meetings to be held, in accordance with this provision of the articles of association, it shall be ensured that the beneficiaries and their representatives can exercise their rights specified in the provisions of the aforementioned Regulation through the established system.

MADDE 19: TOPLANTI YERİ

Olağan veya Olağanüstü Genel Kurullar Anonim Şirketin genel merkezinde veya merkezinin bulunduğu ilin elverişli bir yerinde toplanabilir.

Genel Kurul toplantılarını, Genel Kurul tarafından seçilen, pay sahibi sıfatını taşıması şart olmayan bir başkan yönetir. Başkan tutanak yazmanı ile gerek görürse oy toplama memurunu belirleyerek başkanlığı oluşturur. Gereğinde başkan yardımcısı da seçilebilir.

Toplantı tutanaklarının imzası hususunda Divan Başkanlığına yetki verilebilir.

ARTICLE 19: MEETING LOCATION

Ordinary or Extraordinary General Assemblies may be held at the head office of the Company or at a suitable place in the province where its head office is located.

The General Assembly meetings shall be chaired by a chairperson who is elected by the General Assembly and who is not required to be a shareholder. The chairperson shall appoint a secretary and, if deems necessary, a vote collector and form the meeting council. A deputy chairperson can also be elected when necessary.

The Meeting Council may be authorized to sign the minutes of the meeting.

MADDE 20: BAKANLIK TEMSİLCİSİ

Türk Ticaret Kanunu ve ilgili sair mevzuat uyarınca Gümrük ve Ticaret Bakanlığı Temsilcisinin bulunması şart koşulan genel kurul toplantılarında Bakanlık Temsilcisi bulunması şarttır. Bakanlık Temsilcilinin bulunmasının şart koşulduğu genel kurul toplantılarında Bakanlık Temsilcisinin yokluğunda alınacak kararlar geçerli değildir.

ARTICLE 20: MINISTRY’S REPRESENTATIVE

In accordance with the Turkish Commercial Code and other relevant legislation, the presence of a Ministry Representative is mandatory in the general assembly meetings where a representative of the Ministry of Customs and Trade is required. Resolutions adopted in the absence of a Ministry Representative in the general assembly meetings where the presence of a Ministry Representative is required shall not be effective.

MADDE 21: TOPLANTI NİSABI	ARTICLE 21: MEETING QUORUM

Şirket genel kurul toplantılarında Türk Ticaret Kanunu çerçevesinde belirlenen gündem müzakere edilerek gerekli kararlar alınır. Türk Ticaret Kanunu'nun 438. maddesi saklı kalmak üzere gündemde yer almayan konular görüşülemez ve karara bağlanamaz.

Genel kurul toplantılarında, toplantı ve karar yeter sayısında Türk Ticaret Kanunu hükümlerine uyulur.

In the Company’s general assembly meetings, the agenda determined in accordance with the Turkish Commercial Code shall be discussed and necessary resolutions shall be passed. Items not on the agenda may not be discussed and resolved, provided that article 438 of the Turkish Commercial Code is reserved.

Provisions of the Turkish Commercial Code shall be complied with in respect of meeting and decision quorums of general assembly meetings.

MADDE 22: NİTELİKLİ NİSAP GEREKTİREN GENEL KURUL KARARLARI Yürürlükten Kaldırılmıştır.	ARTICLE 22: GENERAL ASSEMBLY RESOLUTIONS REQUIRING QUALIFIED QUORUM Cancelled.

MADDE 23: OY HAKKI VE VEKİL TAYİNİ

Olağan ve Olağanüstü Genel Kurul toplantılarında, Türk Ticaret Kanunu hükümleri saklı kalmak kaydıyla, paylar sahiplerine birer oy hakkı verir.

Genel Kurul toplantılarında, oylar açık olarak verilir. Ancak toplantıda temsil edilen payların en az yirmide birine sahip pay sahiplerinin talebi üzerine gizli oylama yoluna başvurulur.

ARTICLE 23: VOTING RIGHT AND APPOINTMENT OF PROXY

In Ordinary and Extraordinary General Assembly meetings, each share grants one vote to the shareholders, provided that provisions of the Turkish Commercial Code are reserved.

In the General Assembly meetings, votes are cast openly. However, a ballot can be held upon request of the shareholders who owns at least 1/20 of the capital represented in the meeting.

MADDE 24: İLAN

Kanunen Şirket tarafından ilan edilmesi zorunlu olan hususlar, Türk Ticaret Kanunu'nun ilgili hükümleri ve bu kanunlar çerçevesinde çıkarılan yönetmelik, tebliğler ve ilgili diğer mevzuat hükümlerine uygun olarak ve buralarda belirtilen sürelere uyulmak kaydıyla ilan edilir. Düzenlemelerde ilan yeri belirtilmeyen hususlar Şirket internet sitesinde ilan edilir.

ARTICLE 24: NOTICES

Matters legally required to be announced by the Company shall be announced in line with the relevant provisions of the Turkish Commercial Code and provisions of the regulations, communiqués and other relevant legislations issued within the framework of these laws and in compliance with the periods stated therein. Matters whose place of announcement is not stated in the legislations shall be announced in the Company’s website.

MADDE 25: OYLARIN KULLANILMASI

Oylar, el kaldırmak suretiyle kullanılır. Ancak, hazır bulunan hissedarların temsil ettikleri sermayenin onda birine sahip bulunan hissedarların talebi üzerine gizli oya başvurulabilir.

ARTICLE 25: CASTING VOTES

Votes shall be cast by raising hands. However, a ballot can be held upon request of the shareholders holding one tenth of the capital represented by the shareholders present.

MADDE 26: ANA SÖZLEŞMENİN DEĞİŞİKLİĞİ	ARTICLE 26: AMENDMENT IN ARTICLES OF ASSOCIATION

Ana sözleşme değişikliğine, Türk Ticaret Kanunu ve ana sözleşme hükümlerine uygun olarak davet edilecek genel kurulda, Türk Ticaret Kanunu ve ana sözleşme hükümleri çerçevesinde karar verilir. Ana sözleşme değişikliklerinin tescil ve ilan edilmesi şarttır.

Ana sözleşme değişiklikleri üçüncü kişilere karşı tescilden sonra hüküm ifade eder.

Ana sözleşme değişikliğinin, T.C. Ticaret Bakanlığı veya diğer bir kamu kurum veya kuruluşu iznine tabi olması durumunda, bahsi geçen kamu kurum veya kuruluşlarının onaylanamadığı ana sözleşme değişiklik tasarıları, genel kurul gündemine alınamaz ve görüşülemez.

Amendments to the articles of association shall be decided in the general assembly to be called in line with the provisions of the Turkish Commercial Code and the Articles of Association, within the framework of provisions of the Turkish Commercial Code and the articles of association. The amendments to the articles of association must be registered and announced.

Amendments to the articles of association shall bind third parties after registration thereof.

In case the amendment of the articles of association is subject to the permission of the Ministry of Trade or another public institution or organization, the draft amendments to the articles of association, which are not approved by the mentioned public institutions or organizations, cannot be included in the agenda of the general assembly and cannot be discussed.

MADDE 27: SENELİK RAPORLAR Yürürlükten Kaldırılmıştır.	ARTICLE 27: ANNUAL REPORTS Cancelled.

MADDE 28: SENELİK HESAPLAR

Anonim Şirketin hesap yılı Ocak ayının birinci gününden başlar ve Aralık ayının son günü sona erer. Birinci hesap yılı Anonim Şirket'in kesin olarak kurulduğu tarihten başlar ve Aralık ayının son günü sona erer.

Maliye Bakanlığı'ndan izin almak kaydıyla Anonim Şirket başka hesap yılı kabul edebilir.

ARTICLE 28: ANNUAL ACCOUNTS

The fiscal year of the Company shall start on the first day of January and end on the last day of December. The first fiscal year shall start on the final foundation day of the Company and end on the last day of December.

The Company can adopt another fiscal year with the permission of the Ministry of Finance.

MADDE 29: KARIN TESPİTİ VE DAĞITIMI

Şirket tarafından ayrılacak kanuni yedek akçeler hakkında Türk Ticaret Kanunu'nun 519'uncu maddesi uygulanır. Şirketin genel giderleri ile muhtelif amortisman bedelleri gibi şirketçe ödenmesi veya ayrılması zorunlu olan miktar ile Şirket tarafından ödenmesi zorunlu vergiler Şirketin hesap dönemi sonunda tespit edilen gelirlerden indirildikten sonra geriye kalan ve yıllık bilançoda görülen dönem net karından, varsa geçmiş yıl zararlarının düşülmesinden sonra kalan miktar, aşağıdaki sıra ve esaslar dahilinde dağıtılır:

Genel Kanuni Yedek Akçe

ARTICLE 29: DETERMINATION AND DISTRIBUTION OF PROFIT

Article 519 of the Turkish Commercial Code shall apply to the legal reserves to be set aside by the Company. The amount remaining after deduction of the amounts required to be paid and set aside by the company such as the Company’s general expenses and various amortisation amounts and taxes required to be paid by the Company, from the revenues determined at the end of the fiscal period of the Company and the amount remaining after deduction of previous years’ losses if any, from the net profit for the period as seen in the annual balance sheet shall be distributed in line with the following order and principles:

a) Bu şekilde hesaplanan net dönem karından, her yıl, Türk Ticaret Kanunu'nun 519. maddesi uyarınca, ödenmiş sermayenin %20'sine (yüzde yirmi) ulaşıncaya kadar %5 (yüzde beş) genel kanuni yedek akçe ayrılır.

Birinci Kar Payı

b) Kalan miktardan, varsa yıl içinde yapılan bağış tutarının ilavesi ile bulunacak meblağ üzerinden, Şirketin kar dağıtım politikası çerçevesinde Türk Ticaret Kanunu uygun olarak birinci kar payı ayrılır. Yukarıdaki indirimler yapıldıktan sonra, Genel Kurul, kar payının, yönetim kurulu üyelerine, ortaklık çalışanlarına ve pay sahibi dışındaki kişilere dağıtılmasına karar verme hakkına sahiptir.

İkinci Kar Payı

c) Genel Kurul, net dönem karının, (a) ve (b) bentlerinde belirtilen meblağlar düştükten sonra kalan kısmını kısmen veya tamamen ikinci kar payı olarak dağıtmaya veya Türk Ticaret Kanunu'nun 521'inci maddesi uyarınca kendi isteği ile yedek akçe olarak ayırmaya karar verebilir.

Genel Kanuni Yedek Akçe

d) Pay sahipleriyle kara iştirak eden diğer kimselere dağıtılması kararlaştırılmış olan kısımdan, sermayenin %5'i oranında kar payı düşüldükten sonra bulunan tutarın yüzde onu, Türk Ticaret Kanunu'nun 519 uncu maddesinin ikinci fıkrası uyarınca genel kanuni yedek akçeye eklenir.

Türk Ticaret Kanunu'na göre ayrılması gereken yedek akçeler ile ana sözleşmede veya kar dağıtım politikasında pay sahipleri için belirlenen kar payı ayrılmadıkça; başka yedek akçe ayrılmasına, ertesi yıla kar aktarılmasına, yönetim kurulu üyelerine, ortaklık çalışanlarına ve pay sahibi dışındaki kişilere kardan pay dağıtılmasına karar verilemeyeceği gibi, pay sahipleri için belirlenen kar payı nakden ödenmedikçe bu kişilere kardan pay dağıtılamaz.

Kar payı, dağıtım tarihi itibarıyla mevcut payların tümüne, bunların ihraç ve iktisap tarihleri dikkate alınmaksızın eşit olarak dağıtılır.

General Legal Reserve

a) In accordance with article 519 of the Turkish Commercial Code, 5% (five percent) of the annual net profit calculated as such shall be appropriated to the general legal reserve fund every year until it reaches 20% (twenty percent) of the paid-up capital.

First Dividend

b) From the remaining amount, the first dividend shall be set aside within the framework of the Company’s dividend distribution policy, in line with the Turkish Commercial Code, based on the amount to be calculated by addition of the donation made within the year, if any.

After the above deductions, the General Assembly is entitled to decide for distribution of the dividend to board members, partnership employees and persons other than shareholders.

Second Dividend

c) The General Assembly may decide wholly or partly to distribute as the second dividend or set aside as reserve fund, the portion of the net period dividend remaining after deduction of the amounts mentioned in paragraphs (a) and (b), as the reserve fund in its discretion as per article 521 of the Turkish Commercial Code.

General Legal Reserve

d) Ten percent of the amount remaining after deduction of a dividend of 5% of the capital from the amount determined to be distributed to shareholders and other persons participating in dividend shall be added to the general legal reserve in line with the second paragraph of article 519 of the Turkish Commercial Code.

Unless the reserves required to be set aside as per the Turkish Commercial Code and the dividends determined for shareholders in the articles of association or the dividend distribution policy are set aside; no other reserves may be decided to be set aside, no dividend may be decided to be transferred to the following year, no share of the dividend may be decided to be distributed to board members, partnership employees and persons other than shareholders,

Şirketin mali durumu, girişim ve yatırımları göz önüne alınmak suretiyle, bu kardan dağıtılacak miktarın tespiti ile bunun nasıl dağıtılacağına genel kurulca karar verilecektir. Dağıtılmasına karar verilen karın dağıtım şekli ve zamanı, yönetim kurulunun bu konudaki teklifi üzerine genel kurulca kararlaştırılır. Bu ana sözleşme hükümlerine göre genel kurul tarafından verilen kar dağıtım kararı geri alınamaz.

and unless the dividends determined for shareholders are paid in cash, no share of dividend may be distributed to such persons.

Dividends shall be distributed to equally to all shares existing as at the date of distribution, without regard to dates of their issuance and acquisition.

Determination of the amount to be distributed from such dividend and how it shall be distributed shall be decided by the general assembly by taking into account the Company’s financial situation, ventures and investments. The manner and time of distribution of the dividend decided to be distributed shall be determined by the general assembly upon proposal of the board of directors on this matter.

A dividend distribution decision given by the general assembly in line with the provisions of these articles of association may not be revoked.

MADDE 30: KARIN DAĞITIM ZAMANI Yürürlükten Kaldırılmıştır.	ARTICLE 30: DISTRIBUTION TIME OF PROFITS Cancelled.

MADDE 31: AVANS KAR PAYI DAĞITIMI

Şirket, Türk Ticaret Kanunu'nun hükümlerine uygun olarak avans kar payı dağıtabilir. İlgili mali hesap dönemiyle sınırlı olmak koşulu ile Genel Kurul, Yönetim Kurulu'na avans kar payı dağıtım yetkisi verebilir.

ARTICLE 31: DISTRIBUTION OF ADVANCE DIVIDENDS

The Company may distribute advance dividends in line with the provisions of the Turkish Commercial Code. The General Assembly may grant advance dividends distribution power to the Board of Directors provided that such power is limited to the relevant fiscal period.

MADDE 32: GENEL MÜDÜR Yürürlükten Kaldırılmıştır.	ARTICLE 32: GENERAL MANAGER Cancelled.
MADDE 33: REKABET YASAĞI Yürürlükten Kaldırılmıştır.	ARTICLE 33: NON-COMPETITION Cancelled.

MADDE 34: FESİH VE İNSİFAH

Anonim Şirket Türk Ticaret Kanununda sayılan nedenlerle ve yahut mahkeme kararıyla ihfisah edilebileceği gibi yasal hükümler dairesinde genel kurul kararıyla da fesholunabilir.

Anonim Şirket’in fesih ve ihfisah durumunda tasfiyesi Türk Ticaret Kanunu’nun hükümleri dairesinde yerine getirilir.

ARTICLE 34: DISSOLUTION AND WINDING UP

The Company can be wound up for reasons listed in the Turkish Commercial Code or with a court decision and also dissolved with a General Assembly resolution in accordance with legal provisions.

In the event of a dissolution and winding up of the Company, it shall be liquidated in accordance with the provisions of the Turkish Commercial Code.
MADDE 35: BAKANLIĞA GÖNDERİLECEK ANA SÖZLEŞME Yürürlükten Kaldırılmıştır.	ARTICLE 35: THE ARTICLES OF ASSOCIATION TO BE DELIVERED TO THE MINISTRY Cancelled.
MADDE 36: YASA HÜKÜMLERİ Bu Ana Sözleşmede hüküm bulunmayan hususlar hakkında Türk Ticaret Kanunu’nun hükümleri uygulanır.	ARTICLE 36: LEGAL PROVISIONS The provisions of the Turkish Commercial Code shall apply to any matter which is not included in these Articles of Association.
MADDE 37: DAMGA VERGİSİ Bu Ana Sözleşme ile ilgili damga Vergisi kanuni süresi içinde Halkalı Vergi Dairesi Müdürlüğü’ne ödenecektir.	ARTICLE 37: STAMP DUTY The stamp duty for these Articles of Association shall be paid to Halkalı Tax Office when legally due.

MADDE 38: KURUMSAL YÖNETİM İLKELERİNE UYUM

Şirket için uygulanması zorunlu olmasa da, Sermaye Piyasası Kurulu tarafından Borsa İstanbul A.Ş.'de işlem gören şirketlerin uygulaması zorunlu tutulan kurumsal yönetim ilkelerine ihtiyari olarak ve uygulanabilir olduğu ölçüde uyulmasına azami özen gösterilir. Sermaye Piyasası Kurulu'nun bağımsız yönetim kurulu üyelerine ilişkin düzenlemelerine uyulur ve ana sözleşmenin 10'uncu maddesi saklı olmak kaydıyla, yönetim kurulunda görev alacak bağımsız üyelerin sayısı ve nitelikleri Sermaye Piyasası Kurulu'nun kurumsal yönetime ilişkin düzenlemelerine göre tespit edilir.

ARTICLE 38: COMPLIANCE WITH CORPORATE GOVERNANCE PRINCIPLES

Although it is not mandatory for the company to comply, utmost care is taken to comply with the corporate governance principles required by the Capital Markets Board of the companies traded in Borsa Istanbul A.Ş. The regulations of the Capital Markets Board regarding independent members of the board of directors are complied with and the number and qualifications of the independent members who will take part in the board of directors are determined according to the regulations of the Capital Markets Board on corporate governance, provided that Article 10 of the articles of association are reserved.

GEÇİCİ MADDE 1 Yürürlükten Kaldırılmıştır.	PROVISIONAL ARTICLE 1 Cancelled.
GEÇİCİ MADDE 2 Yürürlükten Kaldırılmıştır.	PROVISIONAL ARTICLE 2 Cancelled.